Exhibit 10.2
AWARD TERMS OF
TIME-VESTED RESTRICTED STOCK UNITS GRANTED TO A NONEMPLOYEE DIRECTOR UNDER THE
DUPONT EQUITY AND INCENTIVE PLAN

Introduction	You have been granted time-vested restricted DuPont common stock units under the E.I. du Pont de Nemours and Company Equity and Incentive Plan (“Plan”), subject to the following Award Terms. This grant is also subject to the terms of the Plan, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available upon request or on the Merrill Lynch website.

Date of Grant	[___]

Type of Awards	Time-vested restricted DuPont common stock units

Dividend Equivalents	Dividends payable on the shares represented by your units (including whole and fractional units) will be allocated to your account in the form of units (whole and fractional) based upon the closing stock price on the date of the dividend payment.

Restricted Period	You may not sell, gift, or otherwise transfer or dispose of any of the units during the “Restricted Period.” The Restricted Period commences on the Date of Grant and lapses as set forth herein.

On [FIRST ANNIVERSARY OF DATE OF GRANT], the Restricted Period will lapse with respect to one-third (1/3) of the units, including dividend equivalents (rounded down to the next full unit).

On [SECOND ANNIVERSARY OF DATE OF GRANT], the Restricted Period will lapse with respect to one-third (1/3) of the units, including dividend equivalents (rounded down to the next full unit).

On [THIRD ANNIVERSARY OF DATE OF GRANT], the Restricted Period will lapse with respect to the remaining units, including dividend equivalents.

In the event of a Change of Control (as defined in the Plan) the Restricted Period with respect to all units will lapse.
Termination
of Services

Due to Retirement from the Board	If you are a director for six months following the Date of Grant, the units will remain subject to the Restricted Period set forth above.

Due to Total and Permanent Disability or Death	If you are a director for six months following the Date of Grant, the Restricted Period on all units will lapse.

Payment	Units shall be paid to you or your beneficiary (or estate, if there is no beneficiary), as applicable, as soon as practicable after the Restricted Period on such units lapses, but in no event later than the last day of your first taxable year ending after the date on which the Restricted Period lapses. Units are payable in one share of DuPont common stock for each whole unit and a cash payment for any fraction of a unit. The value of each fractional unit will be based on the average high and low prices of DuPont common stock as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.

Other Forfeiture	If you engage in misconduct, the Company may demand that you repay this Award, or cash payments you received as a result of this Award, within ten (10) days following written demand by the Company. “Misconduct” is defined in the Plan, and includes, but is not limited to, termination for cause (also defined in the Plan) or the breach of a noncompete or confidentiality agreement.

Change of Control	In the event of a Change of Control in which the consideration paid to the stockholders is solely cash, the Compensation Committee may provide that any units will be cancelled in exchange for a cash payment equal to the consideration paid per share of stock in the Change of Control multiplied by the number of your units.

Deferral	You may defer the settlement of this Award in accordance with the procedures established by the Company for that purpose.

Withholding	Proceeds from vesting of RSUs are subject to various income taxes, including but not limited to Federal, self-employment tax, and City of Wilmington. For U.S. residents, the Company is not required nor does it withhold taxes from your proceeds, however the Company will report proceeds on a Form 1099-MISC, Non-employee compensation. Grantees are encouraged to consult a tax professional on more specifics. For non-U.S. residents, unless the compensation is deferred or subject to a treaty exception, the Company is required to withhold taxes at a rate of 30%, and the Company will report such non-deferred proceeds on a Form 1042-S.